EXHIBIT 23.1

The Board of Directors and Stockholders

SVB Financial Group:

We consent to the incorporation by reference in the registration statements (Nos. 333-134655, 333-133262, 333-118091, 333-108434, 333-92410, 333-59590, 333-39680, 333-89641, 333-28185, 333-05489, 333-68857, and 033-60467) on Form S-8 and registration statements on Form S-3 (Nos. 333-109312 and 333-156613) of SVB Financial Group (the “Company”) of our reports dated March 2, 2009, with respect to the consolidated balance sheets of SVB Financial Group and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Company.

/s/ KPMG LLP

San Francisco, California

March 2, 2009